Exhibit 23.2

 The Board of Directors
 Keystone Memorials, Inc.:

 We consent to incorporation by reference in the registration statement (No. 33-33685) on Form S-8 of Rock of Ages Corporation of our report dated July 25, 1997, relating to the combined balance sheet of Keystone Memorials, Inc., the Quarry Companies and Southern Mausoleums, Inc.
 (SMI) as of April 30, 1997, and the related combined statements of operations, stockholder's deficit and cash flows for the ten-month period ended April 30, 1997, which report appears in the October 21, 1997, prospectus on Form S-1 of Rock of Ages Corporation.


                               /s/  KPMG Peat Marwick LLP

 Atlanta, Georgia
 February 4, 1998